AMENDMENT NO. 1 TO
                       AGREEMENT FOR THE SALE AND PURCHASE
                          OF ELECTRIC POWER AND ENERGY
                                     between
                       CHUGACH ELECTRIC ASSOCIATION, INC.
                                     and the
                                 CITY OF SEWARD

         The parties hereby agree to amend the contract as follows:

         1. The term of this agreement shall be extended to January 31, 2006.

         2. This amendment is contingent on approval by the Seward City Council and approval by the Chugach Board of Directors.

         3. This amendment shall be effective on the date approved by the Regulatory Commission of Alaska (RCA).

         4. Within two weeks after the latter of the two approvals set out in paragraph 2, above, the parties shall jointly submit an appropriate filing requesting interim and permanent approval of this Amendment by the RCA.

         5. If the RCA issues a final decision denying permanent approval of this Amendment or approving the Amendment subject to exceptions or modifications, the parties shall, within 60 days of such order, attempt in good faith to renegotiate this Amendment so as to accomplish as nearly as possible the original intent of this Amendment and return the Parties as nearly as possible to the position they would have enjoyed had approval been granted without modification. If the parties are unable to agree to a renegotiated Amendment, either Party may terminate performance under this Amendment upon 30 days prior notice. While this Amendment is pending RCA approval and during the aforementioned 60 day renegotiation period, the Parties shall not incur any new power supply or power purchase obligations which materially diminish that party's future ability to perform its power supply or power purchase obligations as set forth in this Amendment and the wholesale power agreement which it amends.

         6. In accordance with the Parties current practice under the Agreement, the monthly fuel and purchased power costs described in Attachment C to the Agreement are subject to adjustment as needed to fairly allocate fuel and purchased power costs to Seward. This adjustment shall be consistent with charges approved by the RCA for inclusion in rates of Chugach's other customers which are charged under Chugach's fuel surcharge adjustment process. These adjustments allowed by the RCA in the fuel surcharge adjustment process may result from but are not limited to such things as natural gas tax or royalty pass-through adjustments, revisions to operating results, revised fuel and other invoices, economy billings, adjustments resulting from the difference between interim and final rates and calculation errors.

         7. Seward agrees that during the term of this Agreement, any agreement by Seward for the sale of its electric utility or any portion of it or any rights to serve customers on the Seward side of the Delivery Points to another public utility (or any other entity) will not interfere with this contract or materially impair Chugach's rights under this Agreement (including the pricing terms) relating to electric power sold by Chugach for use by customers on the Seward side of the Delivery Points.

THE CITY OF SEWARD                       CHUGACH ELECTRIC
                                         ASSOCIATION, INC.


By        /s/                            By       /s/ Eugene N. Bjornstad
   -----------------------------           -----------------------------------
                                         Eugene N. Bjornstad
City Manager                             General Manager

Date              12/12/00               Date              Nov. 27, 2000
    ----------------------------             ---------------------------------


ATTEST


     /s/ Patrick Reilly
----------------------------
Patrick Reilly, City Clerk